Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

March 31, 2016

CONTACT:   Chad Daffer

Andy Grier

(800) 283-2357

America First Multifamily Investors, L.P. Issues $10 million Series A Preferred Units

Omaha, Nebraska – On March 30, 2016, America First Multifamily Investors, L.P. (NASDAQ:  ATAX) (“the Partnership”) entered into a Subscription Agreement to issue Series A Preferred Units representing limited partnership interests in the Partnership (the “Series A Preferred Units”) resulting in $10,000,000 in aggregate proceeds to the Partnership.

The Series A Preferred Units (which are non-cumulative, non-convertible and non-voting) are a new class of limited partnership interests in the Partnership and are being issued pursuant to a private placement of up to a maximum of $100,000,000. The Private Placement is directed solely to insured depository institutions chartered under the laws of any state or the District of Columbia, or of the United States.  The Series A Preferred Units were created pursuant to the First Amendment to First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P., which became effective on March 30, 2016.

The Partnership will use the proceeds received in the Private Placement to acquire mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing and commercial properties.

“Through the issuance of the Series A Preferred Units we have been able to secure a non-dilutive, fixed-rate and low cost source of institutional capital,” said Chad Daffer, CEO of America First Multifamily Investors, L.P.  “This will provide us with additional liquidity we will utilize to continue to execute on our overall strategy for the Partnership.  Our focus remains on providing benefit to our unitholders and this source of non-dilutive capital allows us to invest in assets that will fulfill this effort.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily and student housing properties and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.